Exhibit 16.1

April 22, 2016

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Re:   The Trade Desk, Inc.

Dear Sir or Madam:

We have read the section entitled Changes in Accountants of the Form S-1 of The Trade Desk, Inc. dated April 22, 2016, and agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ Grant Thornton LLP